EXHIBIT 10.66

REFERENCE PAGE

INDUSTRIAL GROSS LEASE

Tenant:	US Auto Parts Network, Inc.

Address of Premises:	2601 Indian River Road, Suite 100 Chesapeake, Virginia 23320

Rentable Area of Premises:	72,558 SF*/**

Commencement Date:	January 01, 2009***

Expiration Date:	December 31, 2013****/*****
Gross Rent:		Annual***** *	Monthly******
	01/01/09 – 12/31/09	$181,392	$15,116
	01/01/10 – 12/31/10	$326,508	$27,209
	01/01/11 – 12/31/11	$399,072	$33,256
	01/01/12 – 12/31/12	$406,320	$33,860
	01/01/13 – 12/31/13	$413,580	$34,465

Security Deposit:	$15,000

Broker:	Thalhimer/Cushman & Wakefield (Landlord’s Broker) CB Richard Ellis of Virginia, Inc. (Tenant’s Broker)

This Reference Page information is incorporated into and made a part of the Lease. The Lease includes Exhibit A (Site Plan), Exhibit B (Environmental Requirements), Exhibit C (Work Letter) and Exhibit D (CB Richard Ellis of Virginia, Inc. Commission Agreement).

Landlord:	Tenant:
ASHLEY INDIAN RIVER, LLC	US AUTO PARTS NETWORK, INC.
9810 South Dorchester Avenue	17150 S. Margay Avenue
Chicago, Illinois 60628	Carson City, CA 90746
By: Ashley Capital, LLC, Its Agent

By:	/S/ RA MORTON	By:	/s/ SHANE EVANGELIST

Its:	MEMBER	Printed Name:	SHANE EVANGELIST

By:	/S/ SUSAN M. HARVEY	Title:	CHIEF EXECUTIVE OFFICER

Its:	SENIOR VICE PRESIDENT	Dated:	12-16-08

*	Right of First Refusal - Lease: Pursuant to Article 35, Tenant shall have a one-time “Right of First Refusal to Lease” contiguous, vacant space.

Right of First Refusal – Sale: Pursuant to Article 36, Tenant shall have a one-time “Right of First Refusal to Purchase” the Property known as 2601 Indian River Road, Chesapeake, Virginia.

**	Expansion: Pursuant to Article 37, Tenant may expand into contiguous, vacant space.

***	Early Occupancy of Premises: Pursuant to Article 38, Tenant may occupy the Premises prior to the Commencement Date. Although Tenant shall not be required to pay Rent during the Early Occupancy Period, Tenant will be required to pay utilities from the date the Premises was first occupied by Tenant.

****	Option to Extend: Pursuant to Article 39, Tenant shall have one (1) “Option to Extend” the term of this Lease for one (1) additional five (5) year period with written notice to Landlord on or before June 30, 2013.

*****	Option To Terminate: Pursuant to Article 40, Tenant shall have one (1) “Option to Terminate” this Lease effective December 31, 2011 with written notice to Landlord on or before June 30, 2011.

******	Non-Process Water: The cost of non-process water has been included in Tenant’s Gross Rent.

1.	PREMISES AND USE. Tenant leases the Premises shown on Exhibit A and the Reference Page from Landlord. The Premises and contiguous or related property which are managed jointly are referred to as the “Property”. The Premises is to be used solely for light manufacturing, warehousing and related offices and shall not include any use that would cause the Premises to be a “place of public accommodation” under the Americans with Disabilities Act of 1990, with the exception of a customer “pick-up window” adjacent to one of the bay doors. Tenant shall not cause odors, noise or anything else to interfere with the rights of other tenants or injure, annoy or disturb them. Tenant shall not use or store material amounts of hazardous substances or cause any waste, illegal act or anything in addition to Tenant’s use of the Premises described above, that would increase the Property insurance rate. Notwithstanding the foregoing, and subject to Exhibit B attached, as a retailer of automotive parts and accessories Tenant may stock for resale certain materials that might be hazardous including, but not limited to: motor oil and additives, wheel and bearing lubricants, or other like substances. Tenant shall not remove the materials from their packaging, nor shall Tenant provide services such as oil changes. Any hazardous materials will be stored in accordance with all applicable regulations.

2.	TERM. This Lease begins on the Commencement Date and ends on the Expiration Date shown on the Reference Page. If possession can’t be delivered on the Commencement Date and Tenant did not cause the delay, Landlord shall not be liable for damages but Rent shall be equitably abated. Such delay will not affect the Expiration Date or Tenant’s other obligations. Use of the Property prior to the Commencement Date shall be subject to all provisions of this Lease except as otherwise noted herein.

3.	RENT. Tenant shall pay the Monthly Gross Rent set forth on the Reference Page, plus other sums due (“Additional Rent”), together known as “Rent”, on the first of each month without deduction or setoff. If Landlord uses an “Auto Pay” system, it will debit Tenant’s account on the fifth of each month. Annual Gross Rent includes reimbursement of sixty cents ($.60) PSF for original/past improvements which is unrelated to payments for any Exhibit C Work Letter items. Rent not received by the tenth of the month shall be charged a four percent (4%) late fee on the amount due.

4.	EXPENSES. Landlord shall be financially responsible for real estate loan payments for the Property (if any), real estate taxes, insurance sufficient for full replacement of the Property and for maintaining and keeping in good repair all common areas of the Property in addition to its duty to maintain the structural integrity of the foundations, floor, structure, including bearing walls and roof of the Premises, as well as, unexposed electrical, sewage and plumbing within the walls of the Premises. Tenant shall give notice of the need for any repair after which Landlord shall have a reasonable time period to correct the same. Landlord’s liability with respect to any repair or replacement shall be limited to the cost of such repair or replacement.

5.	SECURITY DEPOSIT. The Security Deposit shown on the Reference Page is security for Tenant’s performance hereunder. Landlord may use the Security Deposit for the payment of Rent, costs to enforce this Lease in the case of Tenant’s default. If Tenant complies with each provision of this Lease, the Security Deposit or remaining portion shall be promptly returned after Lease termination.

6.	ALTERATIONS. Tenant shall not alter or improve the Premises (“Alteration”) without Landlord’s prior written consent which shall not be unreasonably withheld if the Alteration is non-structural and does not reduce the Property’s value. Prior to Lease termination, Tenant must remove any Alteration and restore the Premises to its original condition or pay Landlord for such removal and restoration. Tenant agrees to construct all Alterations in accordance with all codes and accessibility guidelines and provide Landlord electronic as-built drawings within thirty (30) days of completion. Notwithstanding the foregoing, electronic “as built” drawings shall not be required for non-structural Alterations unless otherwise stated by Landlord at the time it issues its consent.

7.	REPAIR. By taking possession, and failing to deliver written notice to Landlord within fifteen (15) days of items that are not in good order and repair, Tenant accepts the Premises as being in good order and repair and in the condition promised. In addition, within five (5) days of completion of “Landlord’s Work” as defined by Exhibit C attached hereto, Tenant and Landlord shall conduct an inspection of Landlord’s Work and create a punchlist of items in need of repair by Landlord. Tenant shall maintain the Premises in good condition and promptly make all repairs and replacements (ordinary or extraordinary), with high quality materials and workmanship in compliance with all laws and regulations. The obligation to maintain shall include, without limitation, the windows, office and warehouse entries, walls, floors, electrical systems, signage, fire monitoring panels (plus all related NFPA inspections/certifications), all dock equipment, plumbing, and heating, ventilation and air conditioning systems (providing Landlord with HVAC service contract/records upon five (5) days request) serving the Premises. Tenant shall promptly repair Property damage caused by its agents, employees or visitors or Landlord may make such repair and bill Tenant. Tenant shall not permit any action that may void roof or other warranties or overload any building component or mezzanine. For materials or equipment within the Premises covered by warranties held by Landlord, Landlord will accept responsibility for repairs and replacements of those items, so long as they are covered by a warranty and said warranty has not been assigned to Tenant. Tenant must give Landlord written notice of the need for a repair or replacement of such item. Notwithstanding the foregoing, provided Tenant has maintained the Premises as set forth herein, and provided documentation of same, and the damage was not caused by Tenant, its agents, employees or visitors, Tenant’s liability for any individual repair or replacement, including those caused by normal wear and tear, shall not exceed seven thousand five hundred dollars ($7,500). Provided Tenant satisfies the conditions outlined in the previous sentence, Landlord shall be responsible for the amount of cost that exceeds seven thousand five hundred dollars ($7,500) for any individual repair or replacement.

8.	LIENS. Tenant shall keep the Property free from liens caused by Tenant’s acts or omissions. Any lien not released or bonded over within ten (10) days of receipt of notice of filing may be released by any means Landlord deems reasonable, including payment of the claim. Such sums advanced shall be considered Additional Rent due within thirty (30) days.

9.	SUBLET. Tenant shall not pledge, sublet or assign this Lease without Landlord’s written consent. Provided Tenant reimburses Landlord’s reasonable costs, is not in default, and the proposed tenant is financially sound, has a good reputation and is not an undue environmental risk or a tenant of Landlord or its affiliates, such consent shall not be unreasonably withheld. Tenant’s sole remedy shall be specific performance with respect to any assertion that Landlord’s consent was unreasonably withheld. Landlord may terminate this Lease rather than permit the subletting or assignment of all of the Premises, in which event, Tenant’s obligations pursuant to this Lease shall terminate, or elect to receive fifty percent (50%) of all increased rents from such transaction. Subtenants and assignees shall have no right to sublet or assign this Lease. Tenant shall require any successor or occupant through Tenant be bound in writing by all the terms of this Lease specifically including Articles 10, 11 and 12.

10.	MUTUAL INDEMNIFICATION. Landlord shall indemnify, defend and hold harmless (“Indemnify”) Tenant from all third-party claims, liability or costs due to the default, work, negligence, acts or omissions of Landlord, its agents, employees or visitors. Tenant shall Indemnify Landlord from all third-party claims, liability or costs due to the default, work, negligence, acts, or omissions of Tenant, its agents, employees or visitors. This Article shall survive Lease termination.

11.

INSURANCE. Tenant and its contractors shall maintain Workers’ Compensation insurance and Employers’ Liability insurance with limits of $1,000,000 each for: Each Accident; Disease - Each Employee; and Disease - Policy Limit. Tenant and its contractors shall maintain automobile liability insurance for all owned, non-owned and hired vehicles and Commercial General Liability insurance (on an occurrence basis) covering third party claims including bodily injury/property damage and personal injury, each with a limit of five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) general aggregate per location (including umbrella/excess liability). Tenant’s liability policies shall name Landlord and its affiliates, ground owner and mortgagee as additional insureds (on a primary and noncontributory basis) and provide thirty (30) days notice of cancellation or non-renewal. Tenant shall either maintain insurance for business income and against loss to all property and goods of Tenant or others, regardless of ownership, that are stored/used in the Premises (or the Property) in an amount not less than the replacement value of such property or goods that also covers consequential damages associated with any loss or elect to self-insure these risks. Landlord shall carry property special form coverage, liability and other insurance as required by its lenders, shall name Tenant an additional insured with respect to common areas of the Property only (on a primary and noncontributory basis) and shall provide Tenant with a certificate of insurance. Any claim in excess of policy limits shall be considered a self-insured risk of Landlord or Tenant. Tenant’s Property, Liability and Workers’ Compensation insurance policies shall contain a waiver of subrogation naming Landlord. Insurance certificates shall be provided to Landlord prior to occupancy.

12.	MUTUAL WAIVER OF CLAIMS & SUBROGATION. Notwithstanding anything else herein, Landlord and Tenant (and any occupant through Tenant) waive all claims and the right of subrogation against each other for any loss or injury that was or should have been covered by insurance under Article 11. This Article shall survive Lease termination.

13.	UTILITIES. Tenant shall pay all utility charges for the entire building beginning on the earlier of (a) the date Tenant first occupies the Premises (pursuant to Article 38 herein); or (b) the Commencement Date of this Lease. Once Landlord has secured a long-term tenant for the remainder of the building, Landlord shall demise the utilities and Tenant shall be responsible for all utilities for the seventy-two thousand five hundred fifty-eight square foot (72,558 SF) Premises or any expansions thereof, If the Premises is submetered, Tenant shall pay the rates set forth in the state utility regulations or if not available, the comparable “direct meter” rate. Landlord shall choose all utility providers with the exception of telecommunications. Landlord shall not be liable for any interruption or diminution of utility services.

14.	FIRE MONITORING, SECURITY AND COMMUNICATIONS. Landlord may supply a fire monitoring panel for the Premises and, if so, Tenant shall contract with a Landlord-approved monitoring company and pay all associated costs when the Premises is equipped with fire monitoring equipment. Tenant shall provide and maintain other related equipment such as hose reels, fire extinguishers, strobe lights, signage, etc. as required by local authorities. Tenant, at its cost, may install approved security systems, communications equipment and wiring.

15.	SUBORDINATION. This Lease shall be subordinate to any mortgage or ground lease, subject to execution of a non-disturbance agreement. In the event of attornment by Tenant, ground owner or mortgagee shall not be: a) liable for any act or omission of Landlord; b) subject to any offsets or defenses Tenant has against Landlord; or c) bound by prepayment of more than one month’s Rent. Tenant shall execute a subordination, non-disturbance and attornment agreement within ten (10) days if such agreement is mortgagee’s standard form.

16.	HOLD OVER. Tenant shall pay all damages plus one hundred fifty percent (150%) of the Rent due if it retains possession of Premises after the Expiration Date or earlier Lease termination.

17.	RULES. Tenant shall comply with the Environmental Requirements (Exhibit B) and Property rules reasonably set forth by Landlord. Tenant may not install signs, lettering or advertising without Landlord’s written consent, which shall not be unreasonably withheld, and must comply with applicable governmental regulations and Property standards. Tenant must use a compactor or covered dumpster for all trash. No outside storage shall be permitted.

18.	REENTRY. Landlord may reenter the Premises, on reasonable prior notice except in the case of emergencies, to inspect, provide or install Property systems or services, alter or repair the Property. Tenant waives any claim for such reentry and Landlord shall reasonably minimize business interference to Tenant.

19.	DEFAULT. If Tenant shall default in: a) the payment of Rent, after written notice and a ten (10) day period in which to cure; b) the observance of any applicable, material ordinance, law or regulation or any term, covenant or condition of this Lease or other agreement with Landlord and fail to remedy or commence to remedy (and diligently pursue completion) such default within twenty (20) days after written notice; or c) subletting or assigning this Lease without consent; then, Landlord may give Tenant the statutorily required notice of Lease termination and Tenant shall remain liable for damages and Rent due hereunder. If Tenant defaults two (2) times in any six (6) month period, Landlord may terminate this Lease without giving Tenant an opportunity to cure the second default. Landlord’s failure to enforce any of its rights under this Lease shall not be construed as a limitation to subsequently enforce any of its rights. Upon any action taken by Tenant, its creditors or Guarantor under any bankruptcy or debtor relief act, Landlord may terminate this Lease or require Tenant to deposit six (6) months’ Rent as additional Security Deposit.

If Landlord shall default in the observance of any term, covenant or condition hereof and fail to remedy or commence to remedy (and diligently pursue until completion), such default within thirty (30) days after notice from Tenant, Tenant may, but shall not be obligated to cure such default and to deduct the costs and expenses thereof from the Gross Rent due hereunder, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed a default hereunder if Landlord proceeds promptly and with due diligence to cure such failure and diligently completes the curing thereof within a reasonable time. The total amount of Gross Rent permitted to be offset in any twelve (12) month period shall not exceed ten percent (10%) of the annual Gross Rent due under the terms of this Lease. Any amounts due to Tenant which exceed ten percent (10%) of the annual Gross Rent due, and therefore are not fully repaid by offsetting Gross Rent in the first year following Tenant’s expenditure of funds, shall be carried forward to subsequent years [not to exceed ten percent (10%) of annual Gross Rent per year] and to it shall be added a charge for the cost of funds equal to ten percent (10%).

20.

REMEDIES. If this Lease terminates due to Tenant’s default, Tenant shall pay: a) accrued and unpaid Rent until termination; b) the costs of re-letting and any deficiency between Rent and rent collected under such re-letting; and c) legal and other default related costs. Landlord may forego terminating this Lease and recover Rent as it becomes due or, in advance, the present value of the future Rent. After default, Landlord may dispossess Tenant and its property without releasing Tenant from any obligation, including Rent, it being acknowledged that Landlord has a duty to mitigate its damages and re-let the Premises. It is also acknowledged that any fixtures, equipment or inventory are the sole property of Tenant and shall not be seized or sold by Landlord to cure any payment default, and Landlord waives its statutory lien rights. Tenant and its creditors waive all claims for damages from such expulsion.

21.	QUIET ENJOYMENT. Landlord has the authority to execute this Lease and Tenant, while paying Rent and performing its other obligations shall quietly have, hold and enjoy the Premises without hindrance from Landlord.

22.	CASUALTY. If the Premises is damaged by casualty, Landlord shall promptly make the reasonably necessary repairs and Rent shall equitably and proportionally abate. If repairs cannot be substantially completed within ninety (90) days, Landlord shall notify Tenant as soon as practical and either party may terminate this Lease within thirty (30) days of such notice. Landlord shall not repair/replace property of Tenant or others.

23.	SALE OF PROPERTY. If the Property is sold, Landlord shall be released from future liability and Tenant shall look to Landlord’s successor (if any Security Deposit has been transferred). Except for this Article, this Lease shall not be affected by an ownership change.

24.	EMINENT DOMAIN. If a material part of the Premises is taken under eminent domain, either party may terminate this Lease upon such taking. Tenant may claim dislocation damages provided such amount does not reduce Landlord’s award.

25.	ESTOPPEL CERTIFICATES. Within ten (10) days of request, Tenant shall deliver to Landlord, or any prospective landlord or mortgagee, a statement certifying to the best of Tenant’s knowledge: a) the Expiration Date; b) that this Lease is unmodified except as specified; c) the date to which Rent has been paid; d) that there are no defaults of Landlord’s obligations except as specified; and e) financial, environmental and other information as reasonably requested. Notwithstanding the foregoing, except in the case of either a refinancing or the potential sale of the Property, Tenant shall not be required to provide an estoppel certificate per this Article more than one (1) time per calendar year.

26.	FINANCIAL INFORMATION. Within ten (10) days of request by Landlord, Tenant and Guarantor (if any) shall submit full audited financial statements, or a copy of Tenant’s most recent SEC annual report on Form 10-K. Notwithstanding the foregoing, except in the case of either a refinancing or the potential sale of the Property, Tenant shall not be required to provide the financial information outlined per this Article more than one (1) time per calendar year.

27.	RETURN OF PREMISES. Tenant agrees to return the Premises in good condition, normal wear and tear excepted, broom clean and free of debris, pay Landlord to remove any Alterations (constructed at any time during Tenant’s occupancy, including signs, wiring, air lines, floor striping, etc.) and to restore the Premises to the condition that existed upon Tenant’s initial occupancy. Disputes shall be arbitrated by a third party architect or engineer, chosen by Landlord, with such cost split equally.

28.	NOTICES. Notices shall be sent by overnight courier or Certified Mail, using the addresses set forth on the Reference Page, and shall be deemed given upon delivery.

29.	FORCE MAJEURE. Except for timely Rent Payment, Landlord or Tenant shall not be in default hereunder when performance of any term or condition is prevented by a cause beyond its control and commercially reasonable efforts are being made to end or mitigate the cause of the delay.

30.	BROKER. Each party warrants that it has only dealt with the Broker(s) set forth on the Reference Page and indemnifies and holds the other harmless from all liability and expense as a result of any alleged breach of such warranty. Landlord has signed commission agreements with both Thalhimer|Cushman & Wakefield (Landlord’s broker) and CB Richard Ellis of Virginia, Inc. (Tenant’s broker). A copy of the commission agreement with Tenant’s broker is attached hereto as Exhibit D.

31.	PARKING. Tenant may use the five (5) trailer staging spaces and seventy (70) car parking spaces noted on Exhibit A. No parking of inoperative vehicles or trailers on the Property is allowed. Tenant shall receive one (1) additional trailer staging space for each additional full bay expansion pursuant to Article 37 herein.

32.	RELOCATION. Intentionally omitted.

33.	WAIVER OF JURY TRIAL. Landlord and Tenant agree to waive trial by jury in any proceeding against the other and to try cases under the laws of the state where the Property is located.

34.	DEFINED TERMS AND MISCELLANEOUS. The headings herein are for convenience and in no way describe the scope or intent of any Article. Any indemnification or naming of Landlord shall include its lenders, trustees, directors, beneficiaries, agents, members, successors, contractors, shareholders, affiliates, employees and ground owner. The terms person, Tenant, Landlord or any noun or pronoun used in place thereof, shall include the masculine or feminine, singular or plural, individuals, firms, and corporations according to the context thereof.

Rentable Area of the Property is defined as the ALTA building area of the Property, less common areas and a vacancy allowance. Rentable Area of the Premises is deemed to be the square footage on the Reference Page. Landlord shall revise the Rentable Area of the Property and Tenant’s Proportionate Share if there is a sale, casualty or other change. Landlord may calculate Expenses on a building or Property-wide basis if Tenant’s Proportionate Share is adjusted equitably. The Premises is not reserved nor is this Lease effective until executed by Landlord and Tenant.

If any provision herein is judged unenforceable, all other provisions shall remain in full force and effect. Time is of the essence for this Lease. This Lease was freely negotiated between the parties and in any controversy there shall be no presumption or conclusion drawn by virtue of which party drafted any Lease section. Any option to extend the term or terminate this Lease or to expand or reduce the Premises is void (or may be voided by Landlord if already exercised) in the event the Lease is assigned, the Premises sublet or Tenant is in default. This Lease supersedes any previous understanding or agreement of the parties and may not be modified except in writing.

35.	RIGHT OF FIRST REFUSAL – LEASE. Provided Tenant is not in default, Tenant shall have a one-time “Right of First Refusal to Lease” contiguous, vacant space (“ROFR Area”). Prior to entering into a lease agreement for all or part of the ROFR Area with another tenant, Landlord shall provide Tenant with a written proposal to lease the ROFR Area under the same terms and conditions proposed to the unrelated prospective tenant which prompted this Right of First Refusal to Lease. Tenant shall have five (5) business days from the date of Landlord’s written proposal to either accept or reject the terms and conditions of the proposal. Upon the expiration of the five (5) business day period and provided Tenant has not accepted all terms and conditions of the proposal, Tenant shall be deemed to have waived its Right of First Refusal to Lease, and Landlord may enter into a lease agreement with the other party on the same terms and conditions offered to Tenant for the ROFR Area without further notification to Tenant and Tenant’s Right of First Refusal to Lease will no longer be in force or effect. Notwithstanding the foregoing, in the event that Landlord enters into a lease agreement with an unrelated tenant under the terms herein for only a portion of the ROFR Area, Tenant’s Right of First Refusal to Lease shall survive with regards to any remaining contiguous space.

36.	RIGHT OF FIRST REFUSAL – PURCHASE. Provided Tenant is not in default, Tenant shall have a one-time “Right of First Refusal to Purchase” the Property known as 2601 Indian River Road, Chesapeake, Virginia. Prior to selling the Property to another party, Landlord shall present a bona fide offer from an unrelated third party to Tenant and Tenant shall have five (5) business days from the date of Landlord’s presentation of the bona fide offer on the same terms and conditions offered to Tenant to either: (a) match the offer to purchase, or (b) waive its Right of First Refusal to Purchase. Upon the expiration of the five (5) business day period and provided Tenant has not matched or presented a higher offer, Tenant shall be deemed to have waived its Right of First Refusal to Purchase the Property, and Landlord may enter into a purchase agreement with the other party and Tenant’s Right of First Refusal to Purchase the Property will no longer be in force or effect. Notwithstanding the foregoing, in the event that Landlord fails to consummate a sale with the other party based upon the material terms and conditions presented to Tenant, Tenant’s Right of First Refusal to Purchase shall survive.

37.	EXPANSION. Tenant may expand into contiguous vacant space at the same rate and terms as in this Lease provided: (a) Tenant is not in default; (b) Tenant expands in minimum increments of 14,456 square feet (one bay); and (c) either the expansion takes effect prior to June 30, 2011 or Tenant has waived its Option to Terminate per Article 40 herein. Notwithstanding the foregoing, if the Right of First Refusal to Lease has been triggered for the contiguous vacant space, Tenant must expand into the full amount of space that is the subject of a bona fide negotiation with another tenant. Furthermore, Tenant’s ability to expand is subject to the overall status of occupancy in the building and Landlord’s reasonable need to leave marketable space available for lease. Landlord shall pay the costs of fully demising Tenant’s Premises one time during the term of this Lease. The demising wall shall not be built until Tenant requires the wall or it is necessitated by other tenancy in the building.

38.	EARLY OCCUPANCY OF PREMISES. Tenant may take occupancy of the Premises prior to the Commencement Date (the “Early Occupancy Period”) provided: (a) Tenant has secured a business license from the City of Chesapeake; (b) Tenant has provided Landlord with proof of insurance; (c) Tenant’s activities will not interfere with the completion of the improvements required by Landlord in Exhibit C Work Letter; and (d) Tenant has been provided a fully-executed copy of this Lease. Tenant shall not be required to pay Rent during the Early Occupancy Period, but shall be responsible for paying utilities (pursuant to Article 13 herein) from the date the Premises was first occupied by Tenant. Any delays in completion of the improvements required by Landlord in Exhibit C Work Letter caused by Tenant’s use during the early occupancy period shall not delay the Commencement Date of this Lease.

39.	OPTION TO EXTEND. Tenant shall have one (1) “Option to Extend” the term of this Lease for one (1) additional five (5) year period provided: (a) Tenant is not in default; and (b) Tenant provides written notice to Landlord on or before June 30, 2013. Tenant’s election to exercise this Option to Extend shall be deemed an acceptance of the Premises in its then current condition. Gross Rent for the extended period shall be as follows:

	Annual*	Monthly*	PSF Gross
01/01/14 – 12/31/14	$442,608	$36,884	$6.10
01/01/15 – 12/31/15	$453,492	$37,791	$6.25
01/01/16 – 12/31/16	$464,376	$38,698	$6.40
01/01/17 – 12/31/17	$475,260	$39,605	$6.55
01/01/18 – 12/31/18	$486,144	$40,512	$6.70

*	Assumes Tenant has not expanded pursuant to Article 37 herein. If Tenant has expanded, the PSF Gross Rate above shall apply.

40.	OPTION TO TERMINATE. Tenant shall have one (1) “Option to Terminate” this Lease effective December 31, 2011 (“Termination Date”) provided: (a) Tenant is not in default; (b) Tenant provides written notice to Landlord on or before June 30, 2011; and (c) Tenant’s written notice is accompanied by a payment to Landlord in the amount of three hundred and thirty thousand dollars ($330,000) as reimbursement of Landlord’s unamortized costs as well as concessions made by Landlord based upon the expectation of a five (5) year Lease term.

END OF LEASE

See attached Exhibits

INDIAN RIVER DISTRIBUTION CENTER

US Auto Parts Network, Inc.

Suite 100

2601 Indian River Road
Chesapeake, Virginia 23320

Exhibit A

28' Clear
US Auto Parts Network, Inc.
Suite 100
72,558 SF
Office
10 Docks
5 Trailer Staging
70 Car Parking
INDIAN RIVER ACCESS ROAD (SOUTH)
NORTH

Printed 10/23/2008

EXHIBIT B

ENVIRONMENTAL REQUIREMENTS

Tenant shall operate its business on the Property and maintain the Premises in compliance with all federal, state and local laws, regulations and requirements (including maintaining NPDES and other permits if applicable) relating to chemicals, pollutants or contaminants, including, without limitation, smoke, vapors, soot, fumes, acid, alkalis, toxic chemicals, liquids or gases, waste materials, including medical, infectious and pathological wastes, electromagnetic fields, low level radioactive material, or other irritants, contaminants or pollutants (“Hazardous Substances”) into or upon land, or structures thereupon, the atmosphere, or any watercourse or body of water including groundwater (“Environmental Laws”). Hazardous Substances includes, but is not limited to, all hazardous or toxic substances, materials or wastes and those substances identified as hazardous or solid wastes under the Resource Conservation and Recovery Act (RCRA), or “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time; mold; any oil or petroleum products; asbestos; PCBs; and any substances, materials or wastes that are or become regulated under Environmental Laws. Subject to Article 1 of the Lease, Tenant shall avoid, when reasonably possible, the use or storage of Hazardous Substances and keep, store and dispose of Hazardous Substances in compliance with all applicable Environmental Laws. Tenant shall make reasonable efforts not to use propane-fueled forklifts but if used, shall ensure that the air quality on the Premises is maintained to state and OSHA standards. Tenant shall not allow any of its Hazardous Substances to come in contact with soil or groundwater at the Property.

Tenant shall give Landlord prompt written notice of any instituted or threatened action, proceeding or claim alleging a violation of Environmental Laws or Hazardous Substances contamination at or affecting the Property. Tenant shall also give Landlord prompt written notice of any condition or occurrence at the Property which constitutes a violation of Environmental Laws or would justify a demand for removal or remediation under Environmental Laws.

Tenant shall, upon the Commencement Date and upon Landlord’s request thereafter, identify in writing all Hazardous Substances created or present at the Property due to the acts of Tenant.

Within ten (10) days of request, Tenant shall execute and deliver to Landlord or any prospective landlord or mortgagee a statement certifying: (1) the Hazardous Substances previously or currently used or stored by Tenant at the Property; (2) that Tenant has obtained and maintained in full force and effect all permits and approvals required under Environmental Laws for the conduct of Tenant’s business at the Property and provide copies of those permits and approvals; (3) that Tenant has no notice or knowledge of the presence of Hazardous Substances on the Property that could form the basis for cleanup, remedial, removal or restoration work under Environmental Laws; and (4) other environmental or related information as reasonably requested.

If Tenant breaches its obligations under this Exhibit B, or if the presence of Hazardous Substances on the Property caused by Tenant results in contamination of the Property, or if contamination of the Property by Hazardous Substances otherwise occurs for which Tenant is legally responsible, then Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitations, diminution in value of the Property and sums paid in settlement or defense of claims, attorneys’ fees, consultant fees and expert fees) which arise before or after the Lease termination as a result of such contamination but only that contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of the alleged contamination or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision caused by Tenant’s contamination and only for that portion of any costs related to Tenant’s contamination.

Without limiting the foregoing, if the presence of any Hazardous Substances on the Property caused by Tenant results in any contamination of the Property, Tenant, at its sole expense, shall promptly take all actions necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Substances to the Property. If, in the remediation process, it is discovered that additional contamination, not related to Tenant, has occurred, Tenant’s responsibility and liability shall be apportioned to reflect its percentage of the contamination.

Landlord shall not cause or allow the presence of Hazardous Substances in the Premises that would be in violation of Environmental Laws. Tenant acknowledges that there may be small amounts of non-friable asbestos in properties constructed prior to 1990. Landlord agrees to indemnify, defend and hold Tenant, its officers, directors, partners, shareholders, employees and agents harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise from the presence of Hazardous Substances in the Premises if caused by Landlord, its employees, agents or contractors. This indemnification of Tenant by Landlord includes, without limitation, costs in connection with any investigation of site condition on any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision or private party.

Tenant shall comply with any environmental due care obligations applicable to occupants of the Property, with respect to any environmental conditions of which Tenant has knowledge.

The foregoing indemnity and obligations shall survive the termination of this Lease. Landlord and its agents shall have the right, but not the duty, to inspect the Property to determine whether Tenant is complying with the terms of this Exhibit.

EXHIBIT C

WORK LETTER

(US Auto Parts Network, Inc. – December 15, 2008)

EXISTING CONDITIONS: Subject to Article 4 of the Lease, Landlord shall deliver the Premises with the following existing improvements, in good working order, which Tenant shall accept in “as-is” condition.

DOCK DOORS: Ten (10) 10’ x 11’ dock doors and one (1) 13’ x 15’ grade-level door.

HEATING: Gas-fired, air make-up units designed to provide fifty degrees Fahrenheit (50°F) interior temperature at zero degrees Fahrenheit (0°F) outside temperature.

WAREHOUSE ELECTRICAL: 400 amps, 480/277 volts, 3-phase power will be provided to the Premises. The distribution of electric service shall be provided by Tenant and shall be done in accordance with all governmental codes and ordinances.

LIGHTING: Landlord will provide one (1) one thousand (1,000) watt, coated, double-jacketed, metal halide light fixture per bay.

SPRINKLER SYSTEM: An ESFR fire suppression system, designed and installed in compliance with local code.

RESTROOMS: One (1) women’s restroom with three (3) stalls and two (2) sinks; and one (1) men’s restroom with two (2) urinals and one (1) stall, installed in compliance with state and local codes.

LANDLORD’S WORK: Landlord, at its sole cost and expense, shall make the following improvements:

OFFICE AREA: Landlord will build out the approximate three thousand seven hundred sixty-three square foot (3,763 SF) office / restroom / break room space as reflected on Exhibit A to include one (1) private office, one (1) conference room, two (2) additional single-stall restrooms for use by office staff, direct access from the warehouse to the existing restrooms, one (1) break room with ten feet (10’) of base cabinets and a sink. All restrooms shall be built to comply with state and local codes. Landlord shall use commercially reasonable efforts to deliver the office area within sixty (60) days after the Lease has been mutually executed. If Tenant makes material changes to the agreed upon office layout, Landlord shall not be responsible for any extended move in date, nor shall Rent be abated/prorated for such delay. The office/restroom/break room area shall be constructed based upon Ashley Capital Standard Building Specifications, which are available upon request.

DOCK EQUIPMENT: Landlord shall equip all ten (10) docks with minimum 40,000 lb. capacity air-bag, in-floor dock levelers, bumpers and shelters.

COMMERCIAL REAL ESTATE SERVICES

CBRE
CB RICHARD ELLIS

150 West Main Street, Suite 1100
Norfolk, Virginia 23510

757.490.3300 Tel
757.490 1200 Fax

www.cbre.com

LEASE EXHIBIT D
COMMISSION AGREEMENT

In the event that a mutually acceptable lease agreement (the "Lease") is executed by and between Ashley Indian River, LLC (the "Landlord") and US Auto Parts, Inc. (the "Tenant") with regards to 2601 Indian River Road, Chesapeake, Virginia (the "Premises") on or before February 1, 2009, Landlord shall pay commission(s) to CB Richard Ellis of Virginia, Inc. ("Tenant's Agent") as follows:

Initial Lease Term. Three percent (3%) of the aggregate base rents ("base rents" defined as $1.00 per square foot on an annualized basis less than the gross rents set forth on the reference page of the Lease) payable by Tenant to Landlord during the initial five (5) year lease term (the "Initial Term"). Landlord shall pay fifty percent (50%) of the commission upon lease execution and fifty percent (50%) upon receipt of the first month's gross rent outside of any abated or free rent periods.

Expansions During the Initial Term. In the event that Tenant expands during the Initial Term and provided that Tenant has not given Landlord written notice that it is being represented by another real estate agent, Landlord shall pay to Tenant's Agent a commission equal to three percent (3.0%) of the aggregate base rents payable by Tenant to Landlord with regards to the expansion area for the remainder of the Initial Term. Commissions related to expansions shall be payable upon Landlord's receipt of the first month's gross rent for expansion area.

Renewals and Expansions During the Renewal Period. In the event that Tenant renews or extends the Lease beyond the Initial Term and provided that Tenant has not given Landlord written notice that it is being represented by another real estate, Landlord shall pay to Tenant's Agent a commission equal to one and one half percent (1.5%) of the aggregate base rents payable by Tenant to Landlord for the renewal period up to a maximum of five (5) years. The commission for the renewal period shall be payable upon receipt of the first month's gross rent for the renewal period. Furthermore, in the event that Tenant expands during the renewal period and provided that Tenant has not given Landlord written notice that it is being represented by another real estate, Landlord shall pay to Tenant's Agent a commission equal to one and one half percent (1.5%) of the aggregate base rents payable by Tenant to Landlord for the expansion area during the remaining renewal period. Commissions related to expansions during the renewal period shall be payable upon Landlord's receipt of the first month's gross rent for the expansion area.

11/18/2008
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100 A CENTURY OF SERVICE 1906 | 2006

Sale of the Premises by Landlord to Tenant. In the event that Landlord sells the Premises to the Tenant during the term of the Lease, including any extensions thereof, and provided that Tenant has not given Landlord written notice that it is being represented by another real estate agent, Landlord shall pay to Tenant's Agent a commission equal to two percent (2.0%) of the purchase price less any previously paid, unamortized commissions. Notwithstanding the foregoing, upon the sale of the Premises to a party other than the Tenant, this provision shall become void and shall no longer be applicable to Landlord or it's successors in interest.

AGREED and ACCEPTED:

Ashley Indian River, LLC

By: ______________________
Printed Name: Kevin Hegg
Date: 11/18/08

CB Richard Ellis of Virginia, Inc.

By: ______________________
Printed Name: Ashton Williamson
Date: 11/20/08

10/5/2007
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